SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         AMENDMENT NO. 1 TO SCHEDULE 13G

                     UNDER THE SECURITIES EXCHANGE ACT 1934*


                               Globix Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Shares, $0.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    37957F200
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               September 22, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed

     |X|  Rule 13d-1(b)

     |_|  Rule 13d-1(c)

     |_|  Rule 13d-1(d)

This Schedule 13G is being amended to correct a calculation error in the aggregate amount of shares beneficially owned by the Group. The affect of the amendment is to reduce the number of shares owned and the percent of class represented by the amount owned.

----------

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------------
CUSIP No. 37957F200
-----------------------------

--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

               James G. Dinan
--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
     3    SEC USE ONLY

--------------------------------------------------------------------------------
     4    CITIZENSHIP OR PLACE OF ORGANIZATION

               U.S.A.
--------------------------------------------------------------------------------
  NUMBER OF        5    SOLE VOTING POWER
   SHARES
BENEFICIALLY                 1,795,936 Common Shares
  OWNED BY
    EACH           6    SHARED VOTING POWER
  REPORTING
 PERSON WITH                 -0-

                   7    SOLE DISPOSITIVE POWER

                             1,795,936 Common Shares

                   8    SHARED DISPOSITIVE POWER

                             -0-
--------------------------------------------------------------------------------
     9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               1,795,936 Common Shares
--------------------------------------------------------------------------------
    10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                    |_|
--------------------------------------------------------------------------------
    11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               10.9%
--------------------------------------------------------------------------------
    12    TYPE OF REPORTING PERSON*

               IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

-----------------------------
CUSIP No. 37957F200
-----------------------------

--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

               York Investment Limited
--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
     3    SEC USE ONLY

--------------------------------------------------------------------------------
     4    CITIZENSHIP OR PLACE OF ORGANIZATION

               Commonwealth of the Bahamas
--------------------------------------------------------------------------------
  NUMBER OF        5    SOLE VOTING POWER
   SHARES
BENEFICIALLY                 435,797 Common Shares
  OWNED BY
    EACH           6    SHARED VOTING POWER
  REPORTING
 PERSON WITH                 -0-

                   7    SOLE DISPOSITIVE POWER

                             435,797 Common Shares

                   8    SHARED DISPOSITIVE POWER

                             -0-
--------------------------------------------------------------------------------
     9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               435,797 Common Shares
--------------------------------------------------------------------------------
    10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                    |_|
--------------------------------------------------------------------------------
    11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               2.6%
--------------------------------------------------------------------------------
    12    TYPE OF REPORTING PERSON*

               CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

ITEM 10.       CERTIFICATION.
               -------------

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to it, or him, as the case may be, is true, complete and accurate.

Dated: October 17, 2003


                                         /s/ James G. Dinan
                                         ----------------------------
                                         James G. Dinan

ITEM 10.       CERTIFICATION.
               -------------

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to it, or him, as the case may be, is true, complete and accurate.

Dated: October 17, 2003


                                         YORK INVESTMENT LIMITED

                                         By: YORK OFFSHORE HOLDINGS LIMITED


                                         By: /s/ James G. Dinan
                                             ------------------------------
                                             James G. Dinan
                                             Director

ITEM 10.       CERTIFICATION.
               -------------

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to it, or him, as the case may be, is true, complete and accurate.

Dated: October 17, 2003


                                         YORK CAPITAL MANAGEMENT, L.P.

                                         By: DINAN MANAGEMENT, L.L.C.


                                         By: /s/ James G. Dinan
                                             ---------------------------
                                             James G. Dinan
                                             Senior Managing Member

ITEM 10.       CERTIFICATION.
               -------------

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                   SIGNATURE
                                   ---------

     After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to it, or him, as the case may be, is true, complete and accurate.

Dated: October 17, 2003


                                         YORK SELECT, L.P.

                                         By: YORK SELECT DOMESTIC HOLDINGS, LLC


                                         By: /s/ James G. Dinan
                                             ---------------------------
                                             James G. Dinan
                                             Senior Managing Member

ITEM 10.       CERTIFICATION.
               -------------

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to it, or him, as the case may be, is true, complete and accurate.

Dated: October 17, 2003


                                         YORK SELECT UNIT TRUST

                                         By: YORK SELECT OFFSHORE HOLDINGS LLC


                                         By: /s/ James G. Dinan
                                             ---------------------------
                                             James G. Dinan
                                             Senior Managing Member

ITEM 10.       CERTIFICATION.
               -------------

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to it, or him, as the case may be, is true, complete and accurate.

Dated: October 17, 2003


                                         YORK DISTRESSED OPPORTUNITIES
                                         FUND, L.P.

                                         By: YORK DISTRESSED DOMESTIC HOLDINGS,
                                             LLC


                                         By: /s/ James G. Dinan
                                             ---------------------------
                                             James G. Dinan
                                             Senior Managing Member

ITEM 10.       CERTIFICATION.
               -------------

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to it, or him, as the case may be, is true, complete and accurate.

Dated: October 17, 2003


                                         YORK OFFSHORE INVESTORS UNIT TRUST

                                         By: YORK OFFSHORE HOLDINGS, LLC


                                         By: /s/ James G. Dinan
                                             ---------------------------
                                             James G. Dinan
                                             Senior Managing Member

ITEM 10.       CERTIFICATION.
               -------------

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to it, or him, as the case may be, is true, complete and accurate.

Dated: October 17, 2003


                                         YORK GLOBAL VALUE PARTNERS, L.P.

                                         By: YORK GLOBAL VALUE HOLDINGS, LLC


                                         By: /s/ James G. Dinan
                                             ---------------------------
                                             James G. Dinan
                                             Senior Managing Member